EXHIBIT 99.1
KIT digital, Inc. (KITD)
Equity Financing Conference Call Transcript

Jan. 25. 2010 / 11:30 AM ET

CORPORATE PARTICIPANTS

 Kaleil Isaza Tuzman
 KIT Digital Inc. - Chairman, CEO

 Robin Smyth
 KIT Digital Inc. - CFO

 Gavin Campion
 KIT Digital Inc. - President

CONFERENCE CALL Q&A PARTICIPANTS

 Richard Ingrassia
 Roth Capital Partners - Analyst

 Richard Fetyko
 Merriman and Company - Analyst

 Robert Coolbrith
 ThinkEquity - Analyst

 Steve Emerson
 Emerson Investment – Analyst

PRESENTATION

Operator

Good morning, and thank you for participating in today's conference call to discuss KIT Digital's recent corporate events, including its recently completed $31 million equity offering in the U.S.

With us today are Mr. Kaleil Isaza Tuzman, Chairman and Chief Executive Officer of KIT Digital; Mr. Gavin Campion, the Company's President; and Mr. Robin Smyth, the Company's Chief Financial Officer. Following their remarks, we will open up the call for questions.

Before I continue, I would like to take a moment to read the Company's Safe Harbor statement. KIT Digital's management on this call may discuss forward-looking statements related to the businesses of the Company, which can be identified by the use of forward-looking terminology such as belief, expects, plans or similar expressions.

Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties related to product development and commercialization; the ability to obtain or maintain patent and other proprietary intellectual property protections; market acceptance; future capital requirement; regulatory actions or delays; competition in general; and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected.

Certain of these risks and uncertainties are or will be described in greater detail in our public filings with the US Securities and Exchange Commission. KIT Digital is not under obligation to and expressly disclaims any such obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

This conference call also does not constitute an offer to sell or solicitation of any offer to buy any security. Any such offer may be made only pursuant to the Company's final prospectus for the offering or offerings, and only in states in which the offering is registered or exempt from registration, and by broker-dealers authorized to do so. The securities to be offered by the prospectus are speculative and involve a high degree of risk.

Now I would like to remind everyone that this call will be available for replay through February 25, 2010, starting this afternoon at 2:30 p.m. Eastern time. A webcast replay will be available via the Investor Relations section of the Company's website at www.kitd.com.

Now I would like to turn the call over to Chairman and CEO of KIT Digital, Mr. Kaleil Isaza Tuzman. Please go ahead.

 Kaleil Isaza Tuzman - KIT Digital Inc. - Chairman, CEO

Thank you, operator, and thank you everyone for joining this morning. We will keep this call pretty crisp. We've got a tight agenda.

We want to go through a quick recap of our successful US equity offering of common stock that we announced in a press release on Thursday, January 21, with gross proceeds of $31.3 million, plus an overallotment option. We are going to talk a bit about the use of proceeds as we see it today.

And then Gavin, my partner, will be going through a general operational update and kind of state of the union in the business. So I'm going to pass this now to Robin Smyth, our CFO, to walk through the General Offering terms.

 Robin Smyth - KIT Digital Inc. - CFO

Thank you, Kaleil. I am pleased to report we priced the offering at $10.50, a modest discount of 2.8% to the closing price on Wednesday, January 20. We sold the full 2.98 million shares possible for $31,300,000 million in gross proceeds. Pro forma of the offering, we have 13.8 million shares outstanding.

We granted a 30-day overallotment option to the US underwriters to purchase up to an additional 447,000 shares, or 4.7 million gross, for a total of approximately 36 million in gross proceeds to the Company. The offering is expected to cause tomorrow, subject to the customary closing conditions.

The US underwriters did a great job. Roth Capital Partners acted as the lead underwriter for the offering, with ThinkEquity, Merriman Curhan Ford and Maxim Group acting as co-managers. KBC Financial Products and Patria Finance also acted as financial advisors to the Company on this transaction.

I'll hand back to Kaleil.

 Kaleil Isaza Tuzman - KIT Digital Inc. - Chairman, CEO

Thanks, Robin. As many of you know, our original plan was to simultaneously consummate a registered US offering under the S-3 Shelf alternative, as well as an unregistered Regulation S European stock offering, for a total of approximately 4.5 million shares to support our recently-stated tactical business objectives in the short and medium term.

These objectives included a) financing future acquisitions, for which we had $20 million earmarked; b) fortifying our balance sheet to allow us to better compete in request for proposals, which require at times certain cash levels, bond assurances, bid bonds, etc.—and for this, we had $10 million to $15 million earmarked; and c), eliminating our outstanding in-the-money warrants, which, as many of you know, generate the somewhat confusing non-cash charge under rule ASC 815-40, which requires us to value the quarter-on-quarter sequential cost based on the “BSM”, or Black–Scholes Merton model, value of our warrants on an as-ratcheted basis. If that sounds confusing to you, it's certainly confusing to us as well, and we prefer to get rid of those warrants and just have a clean, common stock capital structure. So that was our third objective—clearly, a less important, more cosmetic objective at the end of the day, but an objective, nonetheless.

Given the successful US offering in terms of both the quite substantial oversubscription of the offering, as well as what we saw as very favorable pricing to the Company, we were able to achieve objective A and B; that is, financing for future acquisitions to the rough level of $20 million and fortifying our balance sheet to allow us to better compete on customer business and eliminate vendor viability concerns that large customers may have. And again, we had earmarked about $10 million to $15 million for that.

So, with the $30 million or so raised in gross proceeds (approximately $28.5 million in net proceeds), plus the overallotment option, we have obviously achieved those two objectives.

I do want to pause and just clarify that the balance sheet fortification capital is not for the pay down of debt; it is to allow us to show better—you might want to call it “show-and-tell” money—in the marketplace. We do believe that our flexible capital structure, our strong balance sheet, our cash generation and so forth are strengths vis-a-vis competition in the market, and we want to continue and enhance the lead that we think we have vis-a-vis a number of private and more opaque players.

Rather than proceed with the Reg S offering in Europe, where we thought pricing may be slightly deteriorated and where we would have had somewhat confusing different classes of shares trading—given the success in the US offering—we decided to step back, take a breather and determine how perhaps we could achieve the third goal of eliminating our outstanding in-the-money warrants in a less dilutive way. In fact, within about 24 hours of pricing of announcing our US deal, we had several very real dialogues with debt providers and other equity providers, who essentially told us, between the lines and on the lines, “we can do better than what you would get through the Reg S offering”.

Since this capital was very tactical, related really to capital structure (and therefore dilution is absolutely paramount in our mind), we've decided that we would step back, perhaps file an additional S-3 Shelf—because we had issued shares up against the total authorization ceiling in our S-3—and give ourselves the flexibility to do (a) better-priced fully registered shares, as well as (b) look at open-market transaction facilitation between third-party investors or (c) utilizing the issuance of debt to get rid of those warrants.

It's interesting, during the offering process, we discovered that there really is an interesting opportunity for this Company to create a gateway for European investors that are interested in IP video (who are closer to what is going on in mobile video and closed network IPTV cable). Right now, for many of those investors that have European-listed securities only charters, they don't really have a doorway to invest in companies in the space. And we expect that to be another competitive advantage for us because today we started trading on the Prague Stock Exchange, and I believe our volume today was about US$320,000 to US$330,000, which is obviously not a large number in absolute terms, but certainly, relative to what our expectations were for first day of trading (we essentially assumed it was mostly retail activity in Prague), I think that is quite healthy. In fact, I remember not so long ago—a year ago—where that would have been, in fact, a very high-volume day for us. So I think that bodes well for the future.

And frankly, as a Prague-based Company—I am sitting here with Gavin on my left and Robin on my right here in Prague—we see the innovation that is going on here in Prague as a knowledge center globally for audiovisual technology and engineering. Companies like Avid and Harmonic and Google and others have R&D activities here. And we think this may be the first of several globally-focused software and technology services companies to list on the local market.

So we are excited to report that today does mark the first day of trading for KIT digital on the Prague Stock Exchange, or PSE, as a dual listing. We had the honor of ringing both the opening and closing bell today, which was fun, with our team.

The PSE listing is in addition, of course, to our current listing on the NASDAQ Global Market in the US; it trades under the same symbol, KITD. And the PSE-listed shares are fully fungible with NASDAQ-listed shares, with regular-way trading and clearing. So it's not a depository receipt program, which means that there is complete flow and it makes it quite easy for broker-dealers on other European exchanges to participate as well. Patria Finance is our primary market maker today on the PSE.

We are going to say maybe just a couple of final words on that. The PSE is a natural fit for us in a number of ways, given our Prague headquarters, the significant business we developed in the Eurozone—60%+ of our revenues. And while we are globally oriented with enterprise clients in nearly 40 different countries, I think this listing underscores our commitment to the EMEA (or Europe, Middle East and Africa) zone—the kind of center swath of the world. And it provides, as I said, a gateway for European and regional CEE (or Central and Eastern European) investment funds that have expressed interest in our business, but are limited to investing only in European-listed securities by charter.

There is a tremendous amount of innovation going on in IP video in this part of the world, and we are very proud to be based here.

You know, we've had a few questions through investors of :why didn't you do a London Stock Exchange listing?”. Which, by the way, not only we could have done, but we basically could do at any point, because once you're under the new EU regulations—once you've got a “Prospectus Directive” that has been accepted by a regulated European exchange, which Prague is—you can “passport” to another European regulated exchange within a matter of a couple of weeks.

Our view was: we're already NASDAQ-listed. That's the global center for technology growth companies. And I think Prague provides a home listing for us and a window, frankly, for European and regional investors that wouldn't see as many of these types of assets in the normal course.

The Prague dual listing importantly also enhances the likelihood that we'll be able to benefit from certain tax and incentive programs that are available through the European Union, through the Czech Republic, through other regional bodies and so forth.

So let’s discuss activities for a moment, the M&A activities that come out of that portion of the use of proceeds. For those of you that have been shareholders for a while, I'll remind you that we had the same dynamic back in August, where we were basically ready to execute on an acquisition pro forma of our NASDAQ “re-IPO” in August, and we needed a cooling-off period of 30 to 45 days prior to closing the acquisition to make sure that we were following the proper pace. Of course, when these things happen quite quickly, it raises questions with respect to filing of the numbers of the acquired target and inclusion in S-3s and so forth.

And we just feel that it is better to take the proper pace, and you will probably see us coming back in the near future and being able to talk specifically about the acquisition being executed upon.

I think now I'll turn to my partner, Gavin Campion, to talk about the state of the union and the business in general.

 Gavin Campion - KIT digital Inc. - President

Thank you, Kaleil, and good day to everybody on what is another important day in our Company's history. I think our business continues to go from strength to strength. We continue to invest in key initiatives that both continue to support our short-term growth both in terms of revenue and operating margin, and secondly, provide the foundation for the achievement of our future objectives.

On January 8, we issued preliminary results for 2009 of revenues of US$47 million, with a greater than 10% operating EBITDA margin. For the quarter just completed—that is, Q4 2009—we disclosed preliminary results of US$16 million in revenues, with a greater than 15% operating EBITDA margin.

For the fiscal 2010 year, we expect revenues of US$75 million, with a 17.5% operating EBITDA margin, which is expected to increase over time as our fixed expenses are leveraged across a larger base of clients and certain client operations and support functions are centralized, and cost synergies from previous acquisitions are fully realized.

I think 2009 was really a milestone year for KIT digital. From an operational perspective, we achieved what we set out to accomplish. We achieved strong top-line growth. We achieved margin expansion, a cash-flow positive inflection point, and expansion of our VX platform software capabilities—most notably across mobile handsets and IPTV-enabled television sets. And I think, importantly, the integration of The FeedRoom business in North America and the Nunet business in Cologne, Germany. We’re performing strongly against our objectives.

We talk about our market share being in the region of 12% to 15% currently. That's a market that sits at about $400 million to $450 million currently, and it's also a market that is growing at perhaps greater than 50% a year. We're pretty ambitious at KIT digital and our target is to double our market share in this growing market in the short term.

From an operational perspective, through an initiative called “Project Central”, the Company is completing the integration of our processes and corporate systems. These include human resources, payroll, financial systems, internal communications, IT support, technical operations, and R&D functions—they're all now consolidated and reporting into the relevant executive in KIT digital's head office here in Prague in the Czech Republic.

The Company's new and existing regional sales offices have also been better integrated. The centralization of these processes prepares the Company for future growth, including an exciting rollout of the next generation of our platform, VX-one.

Our new platform, VX-one, which was originally presentedunder the working title of “VX2”, is built upon the success of the KIT VX platform. VX really was the industry's first truly end-to-end content management platform, managing and publishing IP video for three screens. We're currently testing our new VX-one platform, and it will be progressively rolled out to new and existing clients towards the end of Q1 and into Q2. And we intend to fully deploy VX-one across our global client set by Q3.

VX-one will feature several upgrades to the current VX platform, and brand-new elements including: modern enterprise architecture, enhanced content management and augmented playback experience, new advertising and interactive user engagement tools, as well as a new recommendation engine and advanced reporting capabilities. Indeed, I believe we have a product walk-through with Merriman Curhan Ford which I think Richard Fetyko is hosting next week. So if you have an account with Merriman, I would strongly advise you have a look at this platform. It is truly market-leading, and it is going to blow the market away.

Immediately following the The FeedRoom and Nunet acquisitions, we embarked on a substantial realignment of our global operations, in line with our previously stated plan of consolidating core operations into our Prague headquarters, focusing on the next generation of our VX software platform. This realignment encompasses all aspects of the business and will continue through the current quarter. We believe the resultant efficiencies will establish a strong base for rapid growth in 2010.

So in 2010, we will continue to focus on expanding our existing client base while taking advantage of cross-selling opportunities within The FeedRoom and Nunet client bases. And we will really begin to harness the significant growth potential for IP video in the BRIC countries. Exciting times ahead.

I think I am passing back to Kaleil now.

 Kaleil Isaza Tuzman - KIT digital Inc. - Chairman, CEO

Thanks, Gavin. As you can tell we are rocking and rolling here. We feel good about where we sit strategically in the market. Gavin talked about doubling our market share in the next 18 months. We have an internal bogey of getting to 30% to 50% market share sometime in 2011. That is of course aggressive, and comes from a combination of organic growth and complementary acquisition.

But if we can do that, we believe we will be on every RFP list and will be kind of the—excuse my crude language—the “CYA” type of vendor into telcos, media companies, as well as, of course, the corporate video users that we serve: financial services entities, government entities, consumer packaged good companies, retailers, transportation companies, manufacturers, etc.—that use corporate video for corporate communication purposes, product training, safety and health and compliance needs, etc.

So we really—as Gavin said—believe we are the only true end-to-end industrial-grade provider of IP video asset-management solutions.

One of the interesting developments that occurred under our watch as new management over the last couple of years is the movement and the understanding and specialization in the business between the asset management layer and the publishing layer. And we acknowledge and feel that it is a good development in the industry that there are folks out there who really focusing on creative, new player design elements for players over-the-top on the Internet, on websites. And that is a good development that drives traffic and drives awareness.

From our perspective, however, the real money—kind of “where the beef is” in the industry—is really deeper in the asset management layer and deeper in the stack, so to speak. And that is where you are publishing into a variety of different types of video players on websites, but most importantly from a financial perspective, you are really providing that head-end manager of assets for major mobile network operators (or MNOs), major fixed-line telcos running IPTV cable systems, and so forth.

Just to give you a frame of reference, one of our telco clients, by our estimation, just in providing video out to their 3G handset subscribers, generates something on the order of 20 to 25 times the likely revenue levels (based on interpolation of information in the press) of what Hulu does in a given year. And that is just one client!

And obviously, we serve News Corp; we serve GE; we serve Google. So we’re delighted to see over-the-top implementations like YouTube and like Hulu drive IP video awareness for all of us and I'm sure for many of you on this call.

But where the “beef” is in the industry in our view is good old-fashioned, heavy-duty use of video. And that is on-deck mobile deployment, that's cable—both hybrid- and closed-network—and some over-the-top telco and ISP deployment of cable TV using IP. And, of course, corporate communication systems, security and surveillance systems, human resource and training—where you are moving a lot of video, and you have to integrate that video with either real cost savings initiative or real revenues.

And that is our sweet spot. We serve that Fortune 500 type of client. We would like to get to a point over the next year or two where we can envision an ad campaign that says “8 out of 10 Fortune 500 companies entrust their IP video needs to KIT digital”. We want to be the Oracle of our space. We want to be deep in the data layer.

We often describe ourselves as a “video ERP”, and I think that, hopefully, as you get closer to the industry and as the industry kind of matures a little bit (it certainly is still in, at the very best, its early adolescence here) our strategy will prove correct. Remember, in terms of video management by format, IP video is still under 5% of global video so there is a lot of highway ahead. And as things get more specialized, we move deeper and deeper into serving the enterprise.

I think that will probably conclude our prepared remarks. And now I would like to turn it back over to the operator to manage the Q&A.

EXHIBIT 99.1

QUESTION AND ANSWER

Operator

 (Operator Instructions) Richard Ingrassia, Roth Capital.

 Richard Ingrassia - Roth Capital Partners - Analyst

Kaleil, I know you don't want to talk about the target company, but maybe just a few words on your general strategy here in the target. That is you are looking to buy a client list in the US, for example, or make further technology acquisition?

 Kaleil Isaza Tuzman - KIT digital Inc. - Chairman, CEO

Sure. There is a good amount that we can say because we've said it before, and we've been quite public about it. We do actually have an investor presentation that is downloadable from the investor relations section of our website that walks through the way we look at both our organic growth, which is of course the vanguard of what we do day-to-day, as well as how complementary acquisitions fit in.

We are not at this point buying technology. One can never say never in business, but I can't think of a single target on our list that is really material in any way around buying technology.

So really in terms of actual use of cash, you are talking about buying client lists and great teams that have a reach and understanding of a certain type of sales vertical that we might not be as strong in today, or have a geographical penetration that we think—when we do this buy-versus-build analysis—it makes sense to acquire.

We are very disciplined in the approach, as I think our previous comments laid bare. We are an extremely dilution-sensitive management team because management has put in a lot of its own cash into the business. So we are looking at accretive deals “day one” on a revenue and a cash-flow basis, and obviously we want to flow through additional revenue synergies and G&A synergies as we go forward.

We are also looking for non-disruptive, small deals, Richard. So we are talking about companies as a general thumbnail that might be between 5% and 15% of pro forma combined revenue. That is just a general reference to use for my point, but the idea is that you are working on an integration of a business into an existing architecture and into an existing approach. I think it makes it easier for both sides. There is a lot of mapping out of strategy and how the teams fit ahead of time, so that is the type of general size.

I think the last point we would make has to do with the portability of the clients. We are looking at acquisitions where we can move over the data layer—kind of the backdrop to what the client is using—in a relatively seamless way. So the administrative layer—kind of the “dashboard” that the client might see—may stay the same for a period of months or even a long-term period because we use a web services architecture. So you've got call-ins to the data layer.

It's okay to leave admin and reporting and other interface modules out there, as long as we can port over the clients over to the VX data layer. And when you apply all of those metrics—the accretion on a revenue and cash flow basis, the size, the portability, so to speak, of the data layer, the non-disruption and having to be a great cultural fit, the organizational mapping ahead of time—it really narrows down the field of acquisition candidates pretty dramatically.

We currently get probably half a dozen calls a week of one type or another from companies or bankers because I think we have some relative strength now around flexible capital structure and being a public entity and having some scale. As Gavin mentioned, we believe we are the number one player in the space today by any reasonable metric—revenue, cash flow, etc.—and we want to be very selective and careful about how we apply this strength.

So there are a couple of companies with which we have had advanced dialogue. Frankly, the main company that we are kind of financing for here is a great company that we've been in dialogue with now for about a year and a half all told and there has been a lot of planning ahead of time. We thought it was something that would happen in Q2 of this year, but circumstances in a positive way moved towards that potentially happening sooner and we wanted to make sure we had the powder to execute upon that.

So hopefully that is not too vague. I guess maybe to help the last statement there, Richard, would be that we do see the Americas as a growth market right now as 3G and 4G mobile starts to take off. We've been saying this for two years now. It's going to come, it's going to be real, it's going to blow away over-the-top browser stuff—and it's finally happening.

The pitches that we are doing and the RFPs that are being responded to in on-deck mobile video, for example, dwarves in size the aggregate of a whole bunch of over-the-top Internet-based deployments.

And then we also see the US as a growth market in IPTV. Now when we say IPTV we are talking really about cable replacement. IPTV is up over 30% penetration in most of Western and Southern Europe. In the so-called “Tiger” countries in Asia, you are talking about 70%+ penetration of IPTV cable. It is a better widget. It's interactive. It has more channels and over-the-top channels as well. There are some issues that get worked out in the network around buffering, but that is really a CapEx issue.

And in the US, we are still talking under 2% IPTV penetration, and that is adding together U-verse and Verizon FiOS and so forth. So we think that is a large growth market.

So the Americas is a growth market, which means it is a place you may see us have complementary acquisition activity, to make sure that we've got the sales team in place to market our product set, which we think is the most competitive in the Americas. And then also Asia-Pac, you just cannot deny, has got the best demographic characteristics in the world, notwithstanding occasional announcements from the Chinese government about debt lines and how they handle search engines and so forth. It just simply cannot occlude the fact that there are, on an absolute and relative basis, more people going to be using rich media and IP video in Greater China than anywhere else in the world.

So I think Americans and Asia-Pac are two areas where you might see us want to leapfrog a little bit on acquisition or JV fronts. In EMEA, we believe we have dominant market share, and I think the proclivity there is really be focused on organic growth.

So I've been as open as possible there. I don't know Robin or Gavin, if you have anything you want to add. But we're going to stop short of obviously mentioning the name of the company involved. But I think that gives you some sense.

 Richard Ingrassia - Roth Capital Partners - Analyst

That's fine. That's great detail, actually, Kaleil. Thanks. A couple more questions, if I may.

Given though more comprehensive functionality of VX-one, do you expect any significant upsell by virtue of the upgrade rollout alone? And I assume it will be a modular rollout so it doesn't disrupt throughput.

 Kaleil Isaza Tuzman - KIT digital Inc. - Chairman, CEO

I don't know what you mean by throughput, but certainly we are going to be doing upsell. I think if I'm grasping your question, it is going to be secular. We'll look at it kind of by geographical sales group and by sales vertical and so forth.

We are going to be very tactical. We are a very rolled-up sleeves, bloody-elbows type of team, as you know. We are not going to do one of these grand “we are coming out with product 3.0, and everybody better roll over or else” numbers. And then by this date, we’ll take the old platform out back and shoot it.

I think we have a more practical approach, perhaps because we work with enterprises clients. And our ARPU, I think, is the highest in the business. So we are working on a modular basis. The architecture of VX-one is web-services based. It allows for modular rollout. And, of course, the data layer rollover is something that many clients won't even notice.

I don't know, Gavin, if you want to add any color on that.

 Gavin Campion - KIT digital Inc. - President

I think the most important point was the last one, that the current clients won't see any impact as we roll over from a service point of view, but will quickly see new modules being applied into the service-oriented architecture for new functionality, for new ways to reach their end users—whether that being corporate communications or in business-to-consumer oriented communication—they will quickly see new ways of either saving money through the industrial platform or creating greater income.

It truly is a very modern architecture. It’s module level is a web services layer that really is building a foundation for the future for us, for further modules. But irrespective of that, I truly believe that from end-to-end—from content ingestion, content management, to content publishing to the three screens—this platform will be a long way ahead of the marketplace and anything that is available in the market on a global basis.

 Richard Ingrassia - Roth Capital Partners - Analyst

That's the key point then, that I wanted to hear, is that it would be non-disruptive to current clients, and also that there would be -- it wouldn't cause potential new clients to hold back in anticipation of the new launch.

 Gavin Campion - KIT digital Inc. - President

Absolutely not. The data migration is already occurring behind the scenes. And in fact—don't want to get too technical about it—but the two data layers will continue to run in parallel and be completely invisible to the client. We have been, if you like, slightly conservative in this respect, and provide ourselves with that backup. And we have clients already in testing, so we are confident that it is ready for the marketplace now. We can sell it now and we can migrate our clients comfortably right now.

The additional excitement about this is the upsell and cross-sell opportunity of the new features—taking our clients to multi-screen capability and new ad insertion tools through to the mobile advertising tools that we have available, and the corporate communication tools that we have available within this platform on a modular basis. And frankly, I know the sales team is just screaming to get out there and to start selling it. And this is imminent. This is now for us: it's Q1.

Richard Ingrassia - Roth Capital Partners - Analyst

Okay, thanks. Last question then: We are one month into Q1. Any comments on the business so far, client wins, ARPU trend, anything? And then if you have it or some idea when your Q4 report date might be. Thanks.

 Kaleil Isaza Tuzman - KIT Digital Inc. - Chairman, CEO

Obviously, in the beginning of January, we put out preliminary unaudited results for Q4, because we had a number of people asking for that, and we wanted to be able to do the financing roadshow under the S-3 in a transparent manner that did not involve selective disclosure.

But naturally, that was quite early. And I know Robin Smyth, our CFO, sitting here to my right, probably would have preferred to have another week or two to tie things down. It ruined his vacation schedule.

I don't think, Richard, that we are going to comment now on Q1. I can tell you that we feel good around the table, and we feel like the business is firing on a lot of cylinders. I think any manager that tells you it is flying on all cylinders is probably not taking the appropriate dose of self-criticism.

We have things that we need to work on vis-a-vis the hiring front, around project management, and other areas where we might have got a little bit behind the speed of sales. So we certainly have our challenges. But I think from a results perspective, we sit here today pretty excited about Q1, and that is probably all we're going to say.

Operator

Richard Fetyko, Merriman & Company.

 Richard Fetyko - Merriman and Company - Analyst

Curious about the mobile TV implementations or that space in general. What kind of RFP activity do you have in the pipeline currently? What could be the size of some of those deals with mobile carriers, and then which regions do you see the most interest in those type of implementations?

And then secondly, I understand you attended the CES show. I was wondering if you had any takeaway from that show as it pertains to your technology roadmap and strategy?

 Kaleil Isaza Tuzman - KIT Digital Inc. - Chairman, CEO

Maybe I'll start with the CES part, because I was one of a couple representatives of the Company at CES. And I'll hand it over to you, Gav, to talk about some of the MNO activity, which is a major area of the business in terms of new business activity right now.

CES for us was very much about integrating IP into traditional media devices. I mean, pretty much in one way or another every booth—from EchoStar talking about their hybrid set-top box to some of their announcements during the show, to all of the major hardware vendors—everything was about internet-enabled televisions with direct Ethernet ports capable of easy over-the-top integration with good EPGs. As well as, of course, a lot of buzz over stuff that is hybrid /closed network.

The idea that the TV would stay distinct from the computer is—if you go to CES—a notion that going to get blown away. And I think even in the set-top box is an extrernal device that is probably going to go away—that is why we are increasingly talking about is IPTV-enabled television sets, as opposed to “set-top box enabled” television sets. And you've seen us move away from talking about set-top boxes per se, because the concept of an external device is becoming less and less meaningful.

Obviously, 3-D was a big theme  at CESas well. And anything that drives volume and creative use of new video formats is good for us. We are a jeans-to-miners company. We are not betting on a particular type of video use, nor are we betting on a particular business model around that video use. We just want more and more functional usage of IP video as a technological format for managing that content. And that was clearly a trend at CES.

Gav, I don't know if you want to address the MNO question.

 Gavin Campion - KIT digital Inc. - President

Absolutely. Hi, Richard. Thanks for the question. Yes, we're definitely having some terrific success in the MNO area. I think that's one of the things we did particularly well following the acquisition of the Cologne-based Nunet, which has skills in that area. In Q4, we kicked off a major sales activity into the MNO marketplace on a global basis. In fact, we did target our activity to some specific areas, Latin America, North America, and Asia Pacific. They are pretty big areas for us to target, but we identified 309 MNOs that we could target on a global basis, prioritized the list, and started working down that prioritization list.

I think Latin America is certainly paying off for us. We have large number of proposals out there, and I feel pretty good about our future in this marketplace in the MNO field. And certainly in Asia-Pacific as well: Taiwan, Hong Kong, Singapore and into Australia.

Richard, these are multi-year, multi-million dollar contracts that we chase. And these are behind-the-firewall, head-end, major three-screen deployments for these MNOs. And I feel that we expect that the value of our acquisition is being felt incredibly quickly, and we are very successfully rolling out new mobile media management capability across our global markets.

 Richard Fetyko - Merriman and Company - Analyst

Thanks, guys. And then, if I may, a follow-up: Actually, just this morning there was an announcement that AOL is acquiring StudioNow, I believe. I'm not sure if you know that company. It appears to be some sort of enterprise-grade or at least business-grade video management platform. I was just curious if you have any thoughts on that acquisition and whether that was a competing business or not.

 Kaleil Isaza Tuzman - KIT Digital Inc. - Chairman, CEO

It's interesting. When I saw that note—and you had just sent a note across on that earlier—we did a quick round-up on the executive team and the executive salesforce, and no one had actually ever faced them.

So we would be curious to know what they are about. I don't know if it was disclosed. We've been busy preparing for this call and dealing with the closing bell ceremony on the Prague Stock exchange today and so forth, so I don't know if they've disclosed what their numbers are. But it was pretty interesting to us that there was US$36 million kind of lying around for a company that none of us had ever faced commercially. Maybe it is a slightly parallel space or.... I don't know if you have any insight into their size, Richard?

 Richard Fetyko - Merriman and Company - Analyst

I don't, but it sounded like more of a platform for freelance video origination. So, I guess not competitive. Well, thanks. I appreciate that. That's all I had. Thanks.

Operator

 (Operator Instructions) Robert Coolbrith, with ThinkEquity.

 Robert Coolbrith - ThinkEquity - Analyst

Good afternoon. Just wondering if you will be able to provide an update on the technology and client integration for the two most recent acquisitions, Nunet and FeedRoom. Just wondering if that is in line with the schedule for some of the acquisitions in the past in terms of client integration or it might take a bit longer. I know some of their clients are passionate about their respective capabilities.

Also wondering if the VX-one launch might unlock a lot of overhanging acquisition synergies.

Also, since you brought it up: IPTV in North America. Wondering if you can tell us a little bit about the competitive situation there. Are there a lot of sort of home-brewed solutions in place with Verizon and AT&T that you can sort of improve upon? Or are there already fairly good solutions from some of your competitors and they don't really know a lot about that? Thank you very much.

 Gavin Campion – KIT digital Inc. - President

It's Gavin. I might take the first question and pass it to Kaleil for the second.

I think at KIT digital, we've consistently done what we said we were going to do. And I think the acquired technology and market capability in FeedRoom and in Nunet’s has involved a plan was pretty well mapped out in terms of the integration of those capabilities, both from a strategic sales point of view and also from a technology point of view.

So, if you like, it is a well-planned building block of our strategy. The integration as all been according to a pre-existing plan.

I am pretty comfortable—in fact, I'm very comfortable—with the pace of integration in all aspects of the business, as I talked about a little bit earlier, in the opening commentary that I gave. And terrifically excited about seeing the outcome from a technology perspective in VX-one. That's both the front-end of our business and the core of our business, if you like.

A lot of the more “corporate” integration—the back-end, the financials, the administrative side, even the sales side—has already occurred, and we are well on track in building the pipeline with the new capabilities that we've brought into our business.

But I think from my perspective looking at the operations of the business, we've the acquired the technology to apply and we're actually on plan or ahead of plan on our integration.

 Kaleil Isaza Tuzman - KIT Digital Inc. - Chairman, CEO

I would just add that—at risk of sounding perhaps a little bit too direct—when we filter these processes, we aren't always the nicest guys on the block. That's not our objective. Our objective is to create shareholder value, and different acquisitions require different approaches.

And I think Nunet and FeedRoom are good cases in point, where in the Nunet case, the team was largely—not completely, but largely—left intact, and there were some good reasons for that around geographical penetration, client approach and the population of Nunet’s on-deck mobile publishing capability out to our global sales force and integration of it into the VX architecture.

In The FeedRoom case, it was a different plan. There was more disruption to the team and we made more difficult decisions there more quickly. That doesn't mean it is off-plan. It just means it is a little bit more sharper-elbow process.

So we don't apply the same medicine or dosage of medicine to each case. We are careful to make sure we come in eyes wide open around the decisions that need to be made, and we try to make these decisions as quickly as possible. You always make some mistakes by, definition, in these processes, and you just try to be agile and make sure you keep zigging and zagging where you need to.

So I think I would echo Gavin's comment, that if when we step back and look at where things are, we feel pleased around where the integration is in both of those cases. And we would not currently be looking at an acquisition that could perhaps occur as early as the end of Q1 or beginning of Q2 if we didn't feel comfortable with the integration thus far with The FeedRoom and Nunet.

And part of the benefit in the integration is getting some real gems into the overall team. We've really discovered and been able to work with people, for example, in The FeedRoom case, that may not have had the same exposure from a client or a technical development perspective in The FeedRoom as they do now as part of the KIT digital family. And that is always really exciting, to see people blossom and contribute.

On the IPTV question, just to change gears, it's interesting: The US is a very unique competitive landscape, as you know, because you have a telco and MSO face-off in the US that is different than pretty much anywhere else in the world. You've got similar aspects in the UK, and to some extent, similar aspects in Canada, but US is definitely the outlier case.

That has meant, for a variety of reasons, which we probably don't have time to tackle on this call, a retardation of the cycle of both analog-to-digital rollover in cable and now digital-to-IPTV rollover, in the US. It doesn't mean it's not going to happen. IPTV’s a better widget; it's going to happen. But it takes longer because of the serviceable infrastructure that currently exists, the local market monopolies that exist, the lobbying power of the MSOs and so forth.

But I think ultimately, net neutrality itself could represent an outlying kind of disruptive threat, because we are seeing a lot of over-the-top IPTV players coming in, and again, when we say IPTV, we mean through a set-top box or an Internet-enabled television set in your living room. These over-the-top participants are partnering in certain cases with ISPs and so forth.

And so it is not only the MSOs and the dedicated telco IPTV providers, like a U-verse, that are in the competitive mix.

I think to wrap up what's becoming a long-winded comment; I think at the end of the day, we believe that the percentage of penetration in the US for IPTV is going to go up dramatically over the next few years. Dramatically.

 Robert Coolbrith - ThinkEquity - Analyst

 Thank you.

Operator

 (Operator Instructions) Steve Emerson, Emerson Investment.

 Steve Emerson - Emerson Investment - Analyst

Congratulations on an excellent progress. I want to get a little fine-tuning on your guidance. The $75 million top-line, what kind of organic growth does that represent perhaps versus pro forma all your acquisitions?

And follow-ups to that question. Could you hazard a guess as to what percent in 2010 mobile devices will represent, and possibly your objective in 2011?

And a third question, you mentioned a goal of 30% to 50% market share in 2011. Could you give us the range of what number that is of, or what industry players are seeing in the market that you address?

 Kaleil Isaza Tuzman - KIT Digital Inc. - Chairman, CEO

Steve, if you could see us in the room, we are all smiling, because as soon as your name comes up, we know you are going to throw us some tough sliders on the inside corner here. So we're going to do our best to hit the ball, but there are a couple of points that you asked that are just more specific than we currently model for.

So on your first question, for avoidance of doubt, the $75 million guidance is an organic growth guidance. Obviously, we don't sit back on the first of the year or the eighth of the year, whenever it was when we gave that guidance, and try to guess at our acquisition activity during the course of the year. So that's just organic.

Now in terms of pro forma organic vs. inorganic growth, how do you back that into capability that came from Nunet or came from Visual in 2008? That is going to be really tough for us. We are not a roll-up. We are not managing 10 different companies distinctly. So it is very difficult for us to do that analysis, because capabilities become fully integrated very quickly.

I would also remind you that there have really only been three acquisitions of note over the last couple of years. Because there were a couple of minority interest buy-ins that were really just capital structure machinations of our Asian subsidiary. And then there were three deals that in total amounted to like 1.3% of revenues. And that was then; probably significantly less now. These were really a couple of folks we were buying—a couple of developers that we wanted to integrate or a couple of clients or something.

So it is really the Visual deal from 2008, the Nunet deal and The FeedRoom deal that are of relevance. And when we've gone through the analysis, including the small ones, we've come up with (and I know we've shared this with a couple of the research analysts on the call, so you could certainly walk the numbers with them) around 70% organic, 30% inorganic, when you look at the way that we evolve once we integrate the asset and upsell against other capabilities and so forth.

So that's the answer to question number one: To be clear, any acquisition activity in 2010 would be in addition to the guidance, and we're only interested in accretive acquisitions.

 Steve Emerson - Emerson Investment - Analyst

Kaleil, the question was what growth rate does $75 million in 2010 represent? What organic growth rate?

 Kaleil Isaza Tuzman - KIT Digital Inc. - Chairman, CEO

 That's easy, about 60%.

 Steve Emerson - Emerson Investment - Analyst

So 60% internal growth? Because your acquisitions certainly were a layer. We have Q4 guidance, but just mathematically, is this 30% growth or so?

 Kaleil Isaza Tuzman - KIT Digital Inc. - Chairman, CEO

Yes, I think I did understand your question. I think we're just having a bit of an intellectual disagreement.

So let me be more clear. It is 60% year-on-year by definition. That is, if you look at US$75 million in 2010, versus US$47 million in 2009, with no contribution from acquisitions.

Now, what I think the issue is is you're basically saying, okay, take the annualized FeedRoom and Nunet and then subtract that off the total and so forth. If you did that, you would roughly be in 30% growth territory, like you said.

The problem is that is just not the way it actually practically happens internally. So that would be dramatically overstating the contribution of the acquisitions, and that is said with all due respect to the teams that we have integrated. Because what we're doing is, in fact, integrating businesses that were frankly growing—again, no offense intended to the previous owners—at much slower growth rates. Dramatically slower growth rates.

And the way we are growing that and the way we are adding value and shareholder value is by expanding those growth rates through upselling with greater functionality and the ability to provide three-screen support and so forth.

So, I think that gives you the fact set, and then you can determine what you want to call that.  If, for example, just to flesh this out, we acquire The FeedRoom and they have General Motors as a client. And then you grow General Motors the next year, let's say for the sake of argument, 40% in terms of its revenues. And that growth, let's say for the sake of illustrating this point, comes from the upsell of functionality that didn't exist at The FeedRoom. So what is that? So you can decide whether you call that organic or not.

If you wanted to take the most conservative assumption—which would frankly be wrong—you could say, okay, well, The FeedRoom is somehow going to magically develop that on their own and all this stuff was going to happen on their own, then you could back down to kind of a 30% growth rate.

If you wanted to take what I would say is the reality of it—which is that we are basically, as we've said in a previous question, in classic market share and vertical sales acquisition mode, and then we're layering organic growth on top of that—that is the way we would interpret it: 60%. Or you could take some middle ground, if you like.

 Steve Emerson - Emerson Investment - Analyst

 Please go ahead.

 Kaleil Isaza Tuzman - KIT Digital Inc. - Chairman, CEO

Okay, I think from there, the questions get a little easier.

Mobile devices: I'm going to make a guess here—and I'm going to look at you, Gavin, as I make the guess. Because we don't always know exactly the way the VX platform is used by clients. Just as a reference point, it's an asset management platform that can be publishing to very different types of devices.

But I'm going to guess that probably something on the order of around 30-ish percent of the publishing layer use today across our client base is in the mobile device category. I don't know if you could hear Gavin in the back with the microphone, but he is agreeing it is a fair guideline. But we are both acknowledging that is a guess because we don't actually have a precise way to measure that.

And I would say the part that we feel actually more comfortable with that is saying that mobile will expand over the course of this year and next.

Question number three: the sizing of 30% to 50% market share in 2011. I mean, we've said for a long time now that on an organic basis from here (so excluding acquisition activity for 2010) that we would like to break through some time in that early 2011 period to a US$100 million revenue run-rate. And that is actually something we talked about as long ago as four or five quarters ago—that was kind of a bogey for us.

And in the beginning, it was just an audacious goal to run towards. As we get closer to it, it is becoming more tactical and realistic. I think you should naturally layer on a little bit of complementary acquisition. And as we talked about on this call and during the recent roadshow, you might think about 15% or 20% of pro forma combined revenues, in terms of what we are currently kind of set up and financed to do from an acquisition perspective. So you can do your own math, but I think that would put us well into the low hundreds in terms of revenue run-rate in a pretty tight period.

 Steve Emerson - Emerson Investment - Analyst

Okay, thank you very much.

Operator

At this time, this concludes our question-and-answer session. I would now like to turn the call back over to Mr. Isaza Tuzman. Please go ahead, sir.

 Kaleil Isaza Tuzman - KIT digital Inc. - Chairman, CEO

Thank you for the time. We are always available. We end these calls with our e-mail addresses.

Mine is kaleil@kitd.com, which is our ticker, and our website address, www.kitd.com. You've got Robin, our CFO, that is robin@kitd.com. And Gavin is on gavin@kitd.com. Thank you very much for the time.

Operator

Thank you, ladies and gentlemen for joining us for our presentation. You may now disconnect.

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